Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT TO THE

RECEIVABLES FINANCING AGREEMENT

This THIRD AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of November 15, 2018, is entered into by and among the following parties:

(i)	NCR RECEIVABLES, LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii)	NCR CORPORATION, a Maryland corporation (the “Servicer”), as initial Servicer;

(iii)	MUFG BANK, LTD. (f/k/a The Bank of Tokyo Mitsubishi UFJ, Ltd., New York Branch), as a Committed Lender and as a Group Agent;

(iv)	VICTORY RECEIVABLES CORPORATION, as a Conduit Lender; and

(v)	PNC BANK, NATIONAL ASSOCIATION, as a Committed Lender, as a Group Agent and as the Administrative Agent (in such capacity, the “Administrative Agent”).

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

1. The parties hereto have entered into a Receivables Financing Agreement, dated as of November 21, 2014 (as amended, amended and restated, supplemented or otherwise modified through the date hereof, the “Receivables Financing Agreement”).

2. The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.

NOW, THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1. Amendments to the Receivables Financing Agreement. The Receivables Financing Agreement is hereby amended as shown on the marked pages set forth on Exhibit A attached hereto.

SECTION 2. Representations and Warranties of the Borrower and Servicer. The Borrower and the Servicer hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a) Representations and Warranties. The representations and warranties made by it in Section 6.01 or Section 6.02, as applicable, of the Receivables Financing Agreement are true and correct on and as of the date hereof unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct on and as of such earlier date.

(b) Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Amendment, the Receivables Financing Agreement and the other Transaction Documents to which it is a party and (B) perform its obligations under this Amendment, the Receivables Financing Agreement and the other Transaction Documents to which it is a party and (ii) the execution, delivery and performance of, and the consummation of the transactions provided for in, this Amendment, the Receivables Financing Agreement and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary limited liability company action or corporate action, as applicable.

(c) Binding Obligations. This Amendment, the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(d) No Termination Event. No Termination Event or Unmatured Termination Event has occurred and is continuing, and no Termination Event or Unmatured Termination Event would result from this Amendment.

SECTION 3. Effect of Amendment; Ratification. All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein. The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4. Conditions to Effectiveness. This Amendment shall become effective as of the Third Amendment Closing Date upon the satisfaction of the following conditions precedent:

(a) Execution of Amendment. The Administrative Agent shall have received counterparts hereto duly executed by each of the parties hereto.

(b) Execution of Second Amended and Restated Fee Letter. The Administrative Agent shall have received counterparts of the Second Amended and Restated Fee Letter duly executed by each of the parties thereto.

(c) Receipt of Fees. The Administrative Agent shall have received confirmation that the “Amendment Fee” under and as defined in the Amended and Restated Fee Letter has been paid in full in accordance with the terms of the Amended and Restated Fee Letter.

SECTION 5. Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 8. GOVERNING LAW AND JURISDICTION.

(a) THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

(b) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY

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ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

NCR RECEIVABLES LLC, as the Borrower

By:	/s/ Russell Johnson
Name: Russell Johnson
Title: Vice President

NCR CORPORATION, as the Servicer

By:	/s/ John Boudreau
Name: John Boudreau
Title: Treasurer

Third Amendment to

Receivables Financing Agreement (NCR)

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Eric Bruno
Name: Eric Bruno
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Group Agent

By:	/s/ Eric Bruno
Name: Eric Bruno
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Committed Lender

By:	/s/ Eric Bruno
Name: Eric Bruno
Title: Senior Vice President

Third Amendment to

Receivables Financing Agreement (NCR)

MUFG BANK, LTD., as a Committed Lender

By:	/s/ Akira Kawashima
Name: Akira Kawashima
Title: Managing Director

MUFG BANK, LTD., as a Group Agent

By:	/s/ Akira Kawashima
Name: Akira Kawashima
Title: Managing Director

VICTORY RECEIVABLES CORPORATION, as a Conduit Lender

By:	/s/ Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Senior Vice President

Third Amendment to

Receivables Financing Agreement (NCR)

As of the date first set forth above, NCR Corporation, in its capacity as Originator under the Purchase and Sale Agreement, and NCR Receivables LLC, in its capacity as Buyer under the Purchase and Sale Agreement, hereby acknowledge this Amendment and agree to be bound by the terms of this Amendment to the extent such terms amend the provisions of the Purchase and Sale Agreement. In furtherance of the foregoing, Originator agrees it shall sell and/or contribute, and Buyer agrees it shall purchase and/or receive, all existing and hereafter arising Digital Insight Receivables pursuant to the Purchase and Sale Agreement.

NCR CORPORATION, as Originator

By:	/s/ John Boudreau
Name: John Boudreau
Title: Treasurer

NCR RECEIVABLES LLC, as Buyer

By:	/s/ Russell Johnson
Name: Russell Johnson
Title: Vice President

Third Amendment to

Receivables Financing Agreement (NCR)

Exhibit A to Amendment #3 dated November 15, 2018

Conformed to Amendment #1 dated November 21, 2016

Conformed to Amendment #2 dated September 29, 2017

Conformed to Amendment #3 dated November 15, 2018

RECEIVABLES FINANCING AGREEMENT

Dated as of November 21, 2014

by and among

NCR RECEIVABLES LLC,

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders and as Group Agents,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

PNC CAPITAL MARKETS LLC,

as Structuring Agent,

and

NCR CORPORATION,

as initial Servicer

		Page
ARTICLE I DEFINITIONS		1

SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Other Interpretative Matters	29

ARTICLE II TERMS OF THE LOANS		30

SECTION 2.01.	Loan Facility	30
SECTION 2.02.	Making Loans; Repayment of Loans	30
SECTION 2.03.	Interest and Fees	~~31~~32
SECTION 2.04.	Records of Loans	32
SECTION 2.05.	RFA Notes	32

ARTICLE III SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS		~~32~~33

SECTION 3.01.	Settlement Procedures	~~32~~33
SECTION 3.02.	Payments and Computations, Etc.	~~35~~36

ARTICLE IV INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST		36

SECTION 4.01.	Increased Costs	36
SECTION 4.02.	Funding Losses	~~37~~38
SECTION 4.03.	Taxes	38
SECTION 4.04.	Inability to Determine LMIR; Change in Legality	42
SECTION 4.05.	Security Interest	~~42~~43
SECTION 4.06.	Mitigation Obligations; Replacement of Affected Persons	~~43~~44
SECTION 4.07.	Successor LIBOR Rate or LMIR Index	45

ARTICLE V CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS		~~44~~46

SECTION 5.01.	Conditions Precedent to Effectiveness and the Initial Credit Extension	~~44~~46
SECTION 5.02.	Conditions Precedent to All Credit Extensions	~~45~~46
SECTION 5.03.	Conditions Precedent to All Reinvestments	~~45~~47

ARTICLE VI REPRESENTATIONS AND WARRANTIES		~~46~~47

SECTION 6.01.	Representations and Warranties of the Borrower	~~46~~47
SECTION 6.02.	Representations and Warranties of the Servicer	~~51~~53

ARTICLE VII COVENANTS		~~55~~57

SECTION 7.01.	Covenants of the Borrower	~~55~~57
SECTION 7.02.	Covenants of the Servicer	~~63~~65
SECTION 7.03.	Separate Existence of the Borrower	~~68~~69

ARTICLE VIII ADMINISTRATION AND COLLECTION OF RECEIVABLES		~~69~~71

SECTION 8.01.	Appointment of the Servicer	~~69~~71
SECTION 8.02.	Duties of the Servicer	~~70~~72
SECTION 8.03.	Lock-Box Account Arrangements	~~71~~73

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(continued)

Page
SECTION 8.04.	Enforcement Rights	~~71~~73
SECTION 8.05.	Responsibilities of the Borrower	~~72~~74
SECTION 8.06.	Servicing Fee	~~73~~75

ARTICLE IX TERMINATION EVENTS		~~73~~75

SECTION 9.01.	Termination Events	~~73~~75

ARTICLE X THE ADMINISTRATIVE AGENT		~~76~~78

SECTION 10.01.	Authorization and Action	~~76~~78
SECTION 10.02.	Administrative Agent’s Reliance, Etc.	~~77~~79
SECTION 10.03.	Administrative Agent and Affiliates	~~77~~79
SECTION 10.04.	Indemnification of Administrative Agent	~~77~~79
SECTION 10.05.	Delegation of Duties	~~78~~80
SECTION 10.06.	Action or Inaction by Administrative Agent	~~78~~80
SECTION 10.07.	Notice of Termination Events; Action by Administrative Agent	~~78~~80
SECTION 10.08.	Non-Reliance on Administrative Agent and Other Parties	~~78~~80
SECTION 10.09.	Successor Administrative Agent	~~79~~81

ARTICLE XI THE GROUP AGENTS		~~79~~81

SECTION 11.01.	Authorization and Action	~~79~~81
SECTION 11.02.	Group Agent’s Reliance, Etc.	~~80~~82
SECTION 11.03.	Group Agent and Affiliates	~~80~~82
SECTION 11.04.	Indemnification of Group Agents	~~80~~82
SECTION 11.05.	Delegation of Duties	~~81~~83
SECTION 11.06.	Notice of Termination Events	~~81~~83
SECTION 11.07.	Non-Reliance on Group Agent and Other Parties	~~81~~83
SECTION 11.08.	Successor Group Agent	~~82~~84
SECTION 11.09.	Reliance on Group Agent	~~82~~84

ARTICLE XII INDEMNIFICATION		~~82~~84

SECTION 12.01.	Indemnities by the Borrower	~~82~~84
SECTION 12.02.	Indemnification by the Servicer	~~84~~86

ARTICLE XIII MISCELLANEOUS		~~85~~87

SECTION 13.01.	Amendments, Etc.	~~85~~87
SECTION 13.02.	Notices, Etc.	~~86~~88
SECTION 13.03.	Assignability; Addition of Lenders	~~86~~88
SECTION 13.04.	Costs and Expenses	~~89~~91
SECTION 13.05.	No Proceedings; Limitation on Payments	~~90~~92
SECTION 13.06.	Confidentiality	~~90~~92
SECTION 13.07.	GOVERNING LAW	~~92~~94
SECTION 13.08.	Execution in Counterparts	~~92~~94

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(continued)

Page
SECTION 13.09.	Integration; Binding Effect; Third-Party Beneficiaries; Survival of Termination	~~92~~94
SECTION 13.10.	CONSENT TO JURISDICTION	~~92~~94
SECTION 13.11.	WAIVER OF JURY TRIAL	~~93~~95
SECTION 13.12.	Ratable Payments	~~93~~95
SECTION 13.13.	Limitation of Liability	~~93~~95
SECTION 13.14.	Intent of the Parties	~~94~~96
SECTION 13.15.	USA Patriot Act	~~94~~96
SECTION 13.16.	Right of Setoff	~~94~~96
SECTION 13.17.	Severability	~~94~~96
SECTION 13.18.	Mutual Negotiations	~~95~~97
SECTION 13.19.	Structuring Agent	97

EXHIBITS

EXHIBIT A	–	Form of Loan Request
EXHIBIT B	–	Form of Assignment and Acceptance Agreement
EXHIBIT C	–	Form of Assumption Agreement
EXHIBIT D	–	Credit and Collection Policy
EXHIBIT E	–	Form of Information Package
EXHIBIT F	–	Form of Compliance Certificate
EXHIBIT G	–	Closing Memorandum
EXHIBIT H	–	Form of RFA Note

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Boxes, Lock-Box Accounts and Lock-Box Banks
SCHEDULE III	–	Notice Addresses
SCHEDULE IV	–	Locations for Chattel Paper and Records

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This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of November 21, 2014 by and among the following parties:

(i) NCR RECEIVABLES LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii) the Persons from time to time party hereto as Lenders and as Group Agents;

(iii) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(iv) NCR CORPORATION, a Maryland corporation (“NCR”), as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(v) PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

PRELIMINARY STATEMENTS

The Borrower has acquired, and will acquire from time to time, Receivables from the Originators pursuant to the Purchase and Sale Agreement. The Borrower has requested that the Lenders make Loans from time to time to the Borrower, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Pool Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Net Receivables Pool Balance” means, at any time, the excess of (i) the Net Receivables Pool Balance, over (ii) the Specifically Reserved Maintenance Revenue Amount; provided, however, that so long as the Level 1 Ratings Trigger is not in effect, the Specifically Reserved Maintenance Revenue Amount shall be deemed to be zero for purposes of this definition.

“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article X.

on such day; provided, however, that the “Bank Rate” for any day while a Termination Event has occurred and is continuing shall be an interest rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the Base Rate for such Lender on such day and (ii) the LIBOR Rate for such Lender on such day.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greater of:

(a) the rate of interest in effect for such day as publicly announced from time to time by the applicable Group Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Group Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and

(b) 0.50% per annum above the latest Federal Funds Rate.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 12.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 12.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of November 21, 2014, between NCR, as sole initial member, and Michelle Dreyer, as independent manager and special member.

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the sum of (A) the Outstanding Balance of all Pool Receivables at such time, plus (B) cash Collections held by the Borrower, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to (a) the sum of (i) the Adjusted Net Receivables Pool Balance at such time plus (ii) the amount of Collections then set aside and being held in trust by the Servicer or segregated in a separate account approved by the Administrative Agent, in either case, pursuant to and in accordance with Section 3.01(a), minus (b) the Total Reserves at such time; provided, however, that for purposes of reporting the Borrowing Base on any Information Package or Loan Request, the Borrowing Base shall be calculated assuming the amount set forth in clause (a)(ii) above is zero.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the lesser of (i) the Borrowing Base at such time and (ii) the Facility Limit at such time.

“Breakage Fee” means (i) for any Interest Period for which Interest is computed by reference to the CP Rate or the Euro Rate and a reduction of Capital is made for any reason on any day other than a Settlement Date or pursuant to Section 2.02(d), the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee) which would have accrued by the next Settlement Date (or, if earlier, the maturity of the underlying Note) on the portion of Capital so reduced exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such reduction of Capital for a comparable time period or (ii) to the extent that the Borrower shall fail to borrow on the date specified by the Borrower in connection with any request for funding pursuant to Article II of this Agreement due to a cancellation by the Borrower, any failure by the Borrower to accept the related Loan or any failure by the Borrower to satisfy any of the conditions set forth in Section 5.02, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee) which would have accrued by the next Settlement Date (or, if earlier, the maturity of the underlying Note) on the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Borrower exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such unborrowed amounts for a comparable time period. A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender (or applicable Group Agent on its behalf) to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

~~“BTMU” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch.~~

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with calculating the LMIR or the Euro Rate, dealings are carried out in the London interbank market.

III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case, to the extent requiring any change to the compliance policies and practices (including relating to capital, liquidity or leverage requirements) of any Affected Person after the date hereof, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charged-Off Receivable” means a Receivable which, consistent with the Credit and Collection Policy, has been or should be written off the applicable Originator’s or the Borrower’s books as uncollectible.

“Closing Date” means November 21, 2014.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 4.05(a).

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Pool Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Committed Lender (including a Related Committed Lender), the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Loans, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Lender, as such amount may be modified in connection with any subsequent assignment pursuant to Section 13.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Committed Lender’s obligation to make Loans hereunder in accordance with this Agreement.

“Committed Lenders” means PNC, ~~BTMU~~MUFG and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Lender”.

“Concentration Percentage” means (i) for any Group A Obligor, 25.00%, (ii) for any Group B Obligor, 12.50%, (iii) for any Group C Obligor, 8.33% and (iv) for any Group D Obligor, 5.00%.

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five largest Obligor Percentages of the Group D Obligors, (b) the sum of the three largest Obligor Percentages of the Group C Obligors, (c) the sum of the two largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors; provided, that for purposes of calculating the foregoing each Pool Obligor that is the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Affected Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Affected Person.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Pool Receivable as to which any payment, or part thereof, remains unpaid for more than 180 days from the original invoice date for such payment.

“Digital Insight Receivable” means any Receivable originated by NCR that is identified in the Servicer’s accounting system with ORG code “201100037, FIN RF DIG INSIGHT SALES”.

“Digital Insight Receivables Eligibility Date” has the meaning set forth in clause (p) of the definition of “Eligible Receivables.”

“Dilution Amount” means, with respect to any Fiscal Month, an amount equal to the aggregate reduction in the Outstanding Balance of all Pool Receivables in such Fiscal Month (without giving effect to the receipt of any Deemed Collections) resulting from: (i) defective, rejected or returned goods or services, (ii) revisions, cancellations, allowances, rebates, credit memos, discounts, warranty payments or other voluntary reductions in the amounts actually owed by the applicable Pool Obligor made by the Borrower, any Originator, the Servicer or any of their respective Affiliates (other than as a result of the receipt of Collections), (iii) setoffs, counterclaims or disputes between any Pool Obligor and the Borrower, any Originator, the Servicer or their respective Affiliates (whether arising from the transaction giving rise to a Pool Receivable or any unrelated transaction) or (iv) corrections to the reported Outstanding Balance of any Pool Receivable previously included in the Net Receivables Pool Balance in excess of its actual Outstanding Balance as of the date of such inclusion.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the most recent Fiscal Month, by (b) at any time (x) prior to the Digital Insight Receivables Eligibility Date, the sum of (A) the Net Receivables Pool Balance as of the last day of such Fiscal Month and (B) the Outstanding Balance of Digital Insight Receivables as of the last day of such Fiscal Month and (y) at any time thereafter, the Net Receivables Pool Balance as of the last day of such Fiscal Month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the product of (i) 25.00% (or such other percentage reasonably determined by the Administrative Agent, based upon the results of its periodic audits and

(l) that constitutes an “account,” “general intangible” or “chattel paper” and that is not evidenced by an “instrument,” each as defined in the UCC;

(m) that is neither a Defaulted Receivable nor a Delinquent Receivable;

(n) that represents amounts earned and payable by the Pool Obligor that are not subject to the performance of additional services or delivery of additional goods by the Originator thereof; provided, however, that if such Receivable is subject to the performance of additional services or delivery of additional goods by the Originator thereof, only the portion of such Receivable attributable to such additional services or goods shall be excluded from Eligible Receivables; ~~and~~

(o) which Receivable has been or will be billed or invoiced to the Obligor thereon within the next thirty days (or such longer period consented to by the ~~Administrator~~Administrative Agent and the Group Agents)~~.~~; and

(p) that is not a Digital Insight Receivable, unless and until such time, if any, that the Administrative Agent and each Group Agent has (i) received such information and reports with respect to the Digital Insight Receivables, in form and substance satisfactory to the Administrative Agent and each Group Agent, as the Administrative Agent and any Group Agent has requested from the Borrower or the Servicer, (ii) completed, and are satisfied with the results, of any due diligence requested by the Administrative Agent and any Group Agent, (iii) obtained any necessary final credit approvals, (iv) either (1) evidence reasonably satisfactory to the Administrative Agent and each Group Agent that Borrower (or Servicer on its behalf) has instructed all Obligors of Digital Insight Receivables to deliver payments on such Receivables to an existing Lock-Box Account or (2) a duly executed Lock-Box Agreement (or amendment thereto) satisfactory to the Administrative Agent and each Group Agent relating to each account to which Borrower (or Servicer on its behalf) has instructed Obligors of Digital Insight Receivables to make payments along with a corresponding update to Schedule II to this Agreement and (v) provided to the Borrower or Servicer written confirmation of satisfaction of the conditions set forth in the preceding clauses (i) through (iv) identifying the date upon which Digital Insight Receivables will constitute (subject to the satisfaction of each other clause of this definition of “Eligible Receivable”) Eligible Receivables (such date, the “Digital Insight Receivables Eligibility Date”).

“Equity Interest” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the product of (x) 10.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(d) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 150 days from the original invoice date for such payment over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(e) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is a Governmental Authority, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

provided, however, that for the avoidance of doubt, the aggregate amount included in the Excess Concentration Amount at any time with respect to any Pool Obligor’s Eligible Receivables shall not exceed the aggregate Outstanding Balance of all such Pool Obligor’s Eligible Receivables at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

~~“Excluded Digital Insight Receivable” means any Receivable (as defined without giving effect to the proviso in the definition thereof) originated by NCR that is identified in the Servicer’s accounting system with ORG code “201100037, FIN RF DIG INSIGHT SALES”.~~

“Excluded Obligor” has the meaning set forth in the Purchase and Sale Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.06) or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Limit” means, at any time of determination, the aggregate Commitment of all Committed Lenders, which as of the Closing Date is equal to $200,000,000, as reduced from

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of November 21, 2014 by and among JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the NCR Credit Agreement and the “Guarantee and Collateral Agreement” as defined therein, PNC, as Administrative Agent, NCR and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest” means, for each Loan for any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).

“Interest Period” means: (a) before the Termination Date: (i) initially the period commencing on the date of the initial Loan pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Interest Period.

“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof):

(a) if ~~both (x)~~ such Loan (or such portion of Capital thereof) is being funded by a Conduit Lender on such day through the issuance of Notes ~~and (y) such day is after November 20, 2017, then the applicable CP Rate; provided, however, that the Interest Rate for any Loan (or any portion of Capital thereof) being funded by a Conduit Lender at any time (including through the issuance of Notes) may instead be determined by reference to the applicable Bank Rate pursuant to clause (b) below if so mutually agreed in writing between such Conduit Lender and the Borrower (each in their sole discretion) with respect to one or more Interest Periods~~, the applicable CP Rate; or

(b) if ~~any of (x)~~ such Loan (or such portion of Capital thereof) is being funded by any Lender on such day other than through the issuance of Notes (including, without limitation, if a Conduit Lender is then funding such Loan (or such portion or Capital thereof) under a Program Support Agreement~~) or if the applicable Conduit Lender and the Borrower have so agreed in writing pursuant to the proviso to clause (a) above with respect to such Interest Period, (y) such day is on or prior to November 20, 2017 or (z)~~, or if a Committed Lender is then funding such Loan (or such portion or Capital thereof)), ~~then~~ the applicable Bank Rate;

provided, however, that no provision of this Agreement or the RFA Notes shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; and provided, further, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“LCR Restricted Interest” means any commercial paper or security (other than equity securities issued to NCR or any Originator that is a consolidated subsidiary of NCR under generally accepted accounting principles) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014), other than any interest that would not be a LCR Restricted Interest but for the act or omission of any Affected Person or any participant or assignee thereof.

“Lenders” means the Conduit Lenders and the Committed Lenders.

“Level 1 Ratings Trigger” shall be deemed to be in effect at any time when (i) NCR has a long-term “corporate family rating” of less than “Ba3” by Moody’s or does not have a long-term “corporate family rating” from Moody’s or (ii) NCR has a long-term “corporate credit rating” of less than “BB-” by S&P or does not have a long-term “corporate credit rating” from S&P.

“LIBOR Discontinuance Date” means any of the following:

(a) the date set in a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that it has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided, that, at that time, there is no successor administrator that will continue to provide the LIBOR Rate;

(b) the date set in a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, a central bank with jurisdiction over the LIBOR Rate or the applicable currency thereof, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at that time, there is no successor administrator that will continue to provide the LIBOR Rate;

(c) the fifth (5th) consecutive business day on which the LIBOR Rate is not published by the administrator of the LIBOR Rate and such failure is not a result of a temporary moratorium, embargo or disruption declared by the administrator of the LIBOR Rate or any regulator or relevant regulatory supervisor; or

(d) the date which is five (5) business days after the date of a published statement by the administrator of the LIBOR Rate, or the regulatory supervisor for the administrator of the LIBOR Rate that has the effect that such LIBOR Rate is no longer representative or may no longer be used as a benchmark reference rate in new transactions.

“LIBOR Rate” means (i) for any Lender (including, as of November 21, 2016, PNC) with which the Borrower has agreed in writing that its LIBOR Rate shall be LMIR, LMIR, or (ii) for any other Lender (including, as of November 21, 2016, ~~BTMU~~MUFG), the Euro Rate.

“LMIR” means for any day during any Interest Period, the greater of (a) 0.00% and (b) the interest rate per annum determined by the applicable Group Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for U.S. dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:

LMIR =	One-month Eurodollar rate for U.S. Dollars shown on Bloomberg US0001M Screen or appropriate successor

1.00 - Euro-Rate Reserve Percentage.

LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.

“Loan” means any loan made by a Lender pursuant to Section 2.02.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).

“Lock-Box” means each locked postal box with respect to which a Lock-Box Bank who has executed a Lock-Box Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Pool Receivables and which is linked to a Lock-Box Account listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Lock-Box Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Lock-Box Account in accordance with the terms hereof) (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.

“Lock-Box Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Borrower, the Servicer (if applicable), the Administrative

Agent and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon Eight Months Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the eight most recent Fiscal Months, by (b) at any time (x) prior to the Digital Insight Receivables Eligibility Date, the sum of (A) the Net Receivables Pool Balance as of such date and (B) the Outstanding Balance of Digital Insight Receivables as of such date and (y) at any time thereafter, the Net Receivables Pool Balance as of such date.

“Loss Horizon Five Months Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the five most recent Fiscal Months, by (b) at any time (x) prior to the Digital Insight Receivables Eligibility Date, the sum of (A) the Net Receivables Pool Balance as of such date and (B) the Outstanding Balance of Digital Insight Receivables as of such date and (y) at any time thereafter, the Net Receivables Pool Balance as of such date.

“Loss Reserve Percentage” means, at any time of determination, the sum of (a) 85.00% times the product of (i) 2.25, times (ii) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (iii) the Loss Horizon Five Months Ratio, plus (b) 15.00% times the product of (i) 2.25, times (ii) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (iii) the Loss Horizon Eight Months Ratio.

“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Lenders representing more than 50% of the aggregate Commitments of all Committed Lenders in all Groups (or, if the Commitments have been terminated, have Lenders representing more than 50% of the Aggregate Capital); provided, however, that so long as there are two or more Groups party hereto, no less than two Group Agents shall constitute the Majority Group Agents.

“Majority-Owned Subsidiary of a Listed Entity” means an entity whose common stock or analogous equity interests are at least 51% owned by a company (i) listed on the New York Stock Exchange or the American Stock Exchange or (ii) whose common stock or analogous equity interests have been designated as a NASDAQ National Market Security listed on the NASDAQ Stock Market.

“Material Adverse Effect” means, with respect to any event or circumstance and with respect to any Person (or if no Person is specified, with respect to the Borrower, the Originators and the Servicer), a material adverse effect on:

(a) the assets, operations, business or financial condition of such Person;

(b) the ability of any such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables; or

(d) the status, perfection, enforceability or priority of the interest of the Administrative Agent (for the benefit of the Secured Parties) in the Pool Receivables.

“Material Indebtedness” means Debt (other than Debt under the Transaction Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower, the Servicer or an Originator in an aggregate principal amount of (i) $50,000,000 or more, in the case of Debt or Hedging Agreements of or guaranteed by the Servicer or an Originator and (ii) $15,325 or more, in the case of Debt or Hedging Agreements of the Borrower. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower, the Servicer or an Originator in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the earlier to occur of (a) the date occurring 365 days following the Scheduled Termination Date and (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.01.

“Minimum Dilution Reserve Percentage” means, on any day, the product of (a) the average of the Dilution Ratios for the twelve most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Monthly Settlement Date” means the 26th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“MUFG” means MUFG Bank, Ltd. (f/k/a The Bank of Tokyo Mitsubishi UFJ, Ltd., New York Branch).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“NCR” has the meaning set forth in the preamble to this Agreement.

“NCR Credit Agreement” means the Credit Agreement, dated as of August 22, 2011, as amended and restated as of July 25, 2013, among NCR, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the various financial institutions party thereto as joint lead arrangers, joint bookrunners, co-documentation agents, joint syndication agents and joint senior managing agents, as amended, supplemented or otherwise modified from time to time.

“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration Amount.

“Non-Consenting Affected Person” has the meaning set forth in Section 4.06(b).

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Lender to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments under such Receivable pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Pool Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of clause (a) of the Excess Concentration Amount with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case with the prior written consent of the Administrative Agent.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or RFA Note except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.06).

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal amount of such Receivable; provided, that the Outstanding Balance of a Charged-Off Receivable shall be zero.

“Participant” has the meaning set forth in Section 13.03(e).

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among NCR, as an Originator, the other Originators from time to time part thereto, and the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.

“Rating Agency” means each of S&P, Fitch and Moody’s, to the extent then rating the Notes of any Conduit Lender (and/or each other rating agency then rating the Notes of any Conduit Lender).

“Receivable” means any right to payment of a monetary obligation owed to any Originator or the Borrower (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods, for services rendered or the license of software, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto~~; provided, however, that “Receivable” does not include any Excluded Digital Insight Receivable~~. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Purchase and Sale Agreement prior to the Termination Date.

“Register” has the meaning set forth in Section 13.03(c).

“Reinvestment” has the meaning set forth in Section 3.01(a).

“Related Committed Lender” means with respect to any Conduit Lender, each Committed Lender listed as such for each Conduit Lender as set forth on the signature pages of this Agreement or in any Assumption Agreement.

“Related Conduit Lender” means, with respect to any Committed Lender, each Conduit Lender which is, or pursuant to any Assignment and Acceptance Agreement or Assumption Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Lender in such Committed Lender’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement, Assumption Agreement or other agreement executed by such Committed Lender, as the case may be.

“Related Indemnified Party” means, with respect to any Person, such Person’s Related Parties and any other Person through which such first Person may claim reimbursement, compensation, contribution or indemnity hereunder by virtue of its relationship with such other Person.

“Sanctioned Country” means a country subject to a sanctions program identified by the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Sanctioned Person” means any Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

“Scheduled Termination Date” means November ~~19, 2018.~~13, 2020.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 12.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 12.02(a).

“Servicing Fee” means the fee referred to in Section 8.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 8.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Fees, (i) prior to the Termination Date, the Monthly Settlement Date and (ii) on and after the Termination Date, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily) or, in the absence of such selection, the Monthly Settlement Date.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair value of the assets of such Person exceeds the liabilities of such Person, (ii) the fair value of the assets of such Person exceeds the probable liability on such Person’s debts as such debts become absolute and matured, (iii) such Person is able to pay its debts as they mature and (iv) such Person’s capital is not unreasonably small for the business in which it is engaged.

“Specifically Reserved Maintenance Revenue Amount” means the lesser of (i) the amount then included in the deferred revenue liability reported on the Originators’ books and records in respect of payments made by Persons that are Obligors on Eligible Receivables for goods or services that have not yet been delivered or performed by the Originators (and, for the avoidance of doubt, excluding any portion of such deferred revenue liability in respect of outstanding Receivables, rather than payments, that remain subject to the performance of additional services or delivery of additional goods by Originators) and (ii) the aggregate Outstanding Balance of the Eligible Receivables then owing by such Obligors.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 8.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.01, (c) the Purchase and Sale Termination Date (as defined in the Purchase and Sale Agreement) with respect to all remaining Originators, and (d) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Termination Event” has the meaning set forth in Section 9.01. For the avoidance of doubt, a Termination Event shall occur only after applicable cure periods, if any, specified in Section 9.01 have expired, and any Termination Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.01.

“Third Amendment Closing Date” means November 15, 2018.

“Total Reserves” means, at any time of determination, the product of (a) the sum of: (i) the Yield Reserve Percentage, plus (ii) the greater of (x) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (y) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage, times (b) the Adjusted Net Receivables Pool Balance on such day.

“Transaction Documents” means this Agreement, the RFA Notes, the Purchase and Sale Agreement, the Lock-Box Agreements, the Fee Letter, the Intercreditor Agreement, each Subordinated Note, any Performance Guaranty, the Borrower’s Limited Liability Company Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

(e) Except as otherwise required by Applicable Law or the relevant Contract and subject to the provisions of the Intercreditor Agreement, all Collections received from a Pool Obligor in payment of any Pool Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables.

SECTION 3.02. Payments and Computations, Etc. (a) All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party hereunder shall be initiated by wire transfer no later than 11:00 a.m. (New York City time) on the day when due in same day funds to the applicable Group Agent’s Account.

(b) Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand and compounded monthly on each Monthly Settlement Date.

(c) All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d) Solely for purposes of reporting information regarding the Pool Receivables, the Net Receivables Pool Balance and the Borrowing Base in any Information Package, Loan Request or similar report or certification, the portion of the Pool Receivables’ aggregate Outstanding Balance that (x) is subject to potential set-off or a similar right of offset or that remains subject to the performance of additional services or delivery of additional goods by the Originators or (y) will be billed or invoiced to the Obligor thereon within the next thirty days (or such longer period consented to by the ~~Administrator~~Administrative Agent and the Group Agents) as contemplated by clause (o) of the definition of “Eligible Receivable,” the Seller and the Servicer shall either (i) report the actual amount thereof or (ii) report an estimate of such amount calculated in manner and using assumptions approved by the Administrative Agent in consultation with the Servicer, and reporting such an estimate shall not be deemed to constitute a default under or breach of this Agreement or any other Transaction Document. For the avoidance of doubt, the reporting and use of such an estimated amount pursuant to this paragraph shall not derogate from (x) any obligation of the Seller to ensure that no Borrowing Base Deficit exists based upon the actual portion of the Pool Receivables’ aggregate Outstanding Balance that is subject to potential set-off or a similar right of offset or that remains subject to the performance of additional services or delivery of additional goods by the Originators or (y) any obligation of the Seller or the Servicer to notify the other parties hereto that a Borrowing Base Deficit exists based upon such actual amounts.

ARTICLE IV

obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that (i) in connection with any such Final Payout Date, the Administrative Agent shall promptly send notice thereof to each Lock-Box Bank for the purposes of terminating the related Lock-Box Agreements and (ii) promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the sole expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

SECTION 4.06. Mitigation Obligations; Replacement of Affected Persons.

(a) If any Affected Person requests compensation under Section 4.01, or if the Borrower is required to pay any additional amount to any Affected Person or to any Governmental Authority for the account of any Affected Person pursuant to Section 4.03, then such Affected Person shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking the related Loans hereunder or to assign and delegate (or cause to be assigned and delegated) such Affected Person’s rights and obligations hereunder to another office, branch or Affiliate of such Affected Person if, in the judgment of such Affected Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.03, as the case may be, in the future and (ii) would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Person. The Borrower hereby agrees to pay all reasonable out of pocket costs and expenses incurred by any Affected Person in connection with any such designation or assignment and delegation.

(b) If (i) any Affected Person requests compensation under Section 4.01, (ii) the Borrower is required to pay any additional amount to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 4.03, (iii) any Affected Person has become a Defaulting Credit Party~~,~~ or (iv) any Affected Person has failed to consent to a proposed amendment, waiver, discharge or termination that requires the consent of each Group Agent (or the Group Agent of each affected Group) and with respect to which the Majority Group Agents shall have or would have granted their consent ~~or (v) the Borrower has requested in writing that a Conduit Lender agree to an Interest Rate determined by reference to the applicable Bank Rate pursuant to the proviso in clause (a) of the definition of “Interest Rate” and such Conduit Lender (in its sole discretion) has not agreed in writing to do so by the date that is 15-days following such request; provided that the Borrower shall not be entitled to make such a request until October 1, 2017~~ (any such Affected Person identified in clause (iv) ~~and any such Conduit Lender identified in clause (v)~~, a “Non-Consenting Affected Person~~;” provided, however, that no Conduit Lender shall be deemed to constitute a Non-Consenting Affected Person under clause (v) until November 20, 2017~~”), then the Borrower may, at its sole expense and effort, upon notice to the related Group Agent and the Administrative Agent, require such Group Agent to cause the related Affected Person to assign and delegate, without recourse (in accordance with and subject to all applicable transfer restrictions), all its interests, rights and obligations under this Agreement and the other Transaction Documents to another appropriate Person (which, in the case of a Lender, shall be an Eligible Assignee) that shall acquire such interest or, in the case of a Committed Lender, assume such Committed Lender’s obligations (which assignee may, in each case, be an existing Lender); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and the Majority Group Agents, which consent shall not unreasonably be withheld (provided that no such consent from a Non-Consenting Affected Person or its Affiliates shall be required, and any Non-Consenting Affected Person and its Affiliates shall be excluded from any determination of the Majority Group Agents for such purpose), (B) such Affected Person, if a Lender, shall have received payment of an amount equal to its outstanding Capital and, if applicable, accrued Interest and Fees thereon and all other amounts then owing to it hereunder from the assignee or the Borrower, (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 4.01 or payments required to be made pursuant to Section 4.03, such assignment is expected to result in a reduction in such compensation or payments for future periods and (D) in the case of any such assignment and delegation resulting from the failure of an Affected Person to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. An Affected Person shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Affected Person or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

SECTION 4.07. Successor LIBOR Rate.

(a) If (x) the Administrative Agent determines in its commercially reasonable discretion that either (i) (A) the circumstances set forth in Section 4.04 have arisen and are unlikely to be temporary (such date, a “LIBOR Termination Date”) or (B) the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans or (ii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market or (y) a LIBOR Discontinuance Date has occurred, then in each case, the Administrative Agent shall notify the Borrower, and the Administrative Agent and the Borrower shall endeavor to promptly choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to in clauses (b) and (c) below such that, to the extent practicable, the all-in Interest Rate based on the replacement index will be as comparable as practicable, under the circumstances, to the all-in Interest Rate based on the LIBOR Rate in effect prior to its replacement (or if applicable, as in effect immediately prior to the conditions that gave rise to the need for its replacement).

(b) The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the commercially reasonable discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents (including, without limitation, Section 13.01), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the fifth (5th) Business Day after the date a draft of the amendment is provided to the Group Agents, unless the Administrative Agent receives, on or before such fifth (5th) Business Day, a written notice from the Majority Group Agents stating that such Group Agents object to such amendment.

(c) Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a rate based on the LIBOR Rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from the LIBOR Rate to the replacement index and (B) yield- or risk-based differences between the LIBOR Rate and the replacement index.

(d) Until an amendment reflecting a new replacement index in accordance with this Section 4.07 is effective, any Portion of Capital for which the Interest Rate is determined by reference to the LIBOR Rate will continue to accrue Interest with reference to the LIBOR Rate, provided however, that if the Administrative Agent determines in its commercially reasonable discretion that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Portions of Capital for which the Interest Rate would otherwise be determined with reference to the LIBOR Rate shall automatically begin accruing Interest with reference to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 5.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit G hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses due and payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 5.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) the Borrower shall have delivered to the Administrative Agent and each Group Agent a Loan Request for such Loan in accordance with Section 2.02(a);

in such Lock-Box and Lock-Box Account without further consent by the Borrower, the Servicer or any other Person.

(iv) Instructions. Neither the Lock-Boxes nor the Lock-Box Accounts are in the name of any Person other than the Borrower. Since the Closing Date, neither the Borrower nor the Servicer has consented to the applicable Lock-Box Bank complying with instructions of any other Person other than the Administrative Agent.

(s) Ordinary Course of Business. Each remittance of Collections by or on behalf of the Borrower to the Credit Parties under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(t) Compliance with Applicable Law. The Borrower has complied in all material respects with all Applicable Laws to which it is subject.

(u) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(v) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance in any Information Package or in connection with any Credit Extension or Reinvestment is an Eligible Receivable as of the date of such Information Package, Credit Extension or Reinvestment.

(w) Opinions. The facts regarding the Borrower, the Servicer, each Originator, the Pool Receivables, the Related Security and the related matters set forth or assumed in the opinions of counsel relating to true sale and substantive non-consolidation matters delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x) Liquidity Coverage Ratio. The Borrower has not issued any LCR Restricted Interests except in accordance with Section 7.01(v). The Borrower further represents and warrants that it is a consolidated subsidiary of NCR under generally accepted accounting principles.

(y) Beneficial Ownership Rule. As of the Third Amendment Closing Date, the Borrower is an entity that is organized under the laws of the United States or of any state and is a Majority-Owned Subsidiary of a Listed Entity and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Rule.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall survive until the Final Payout Date.

SECTION 6.02. Representations and Warranties of the Servicer. The Servicer represents and warrants as of the Closing Date, as of each day on which a Credit Extension or Reinvestment shall have occurred and as of each Settlement Date occurring prior to the Final Payout Date or acceleration under Article XI:

the Borrower’s and its Affiliates’ confidential non-public information on terms reasonably acceptable to the parties thereto (it being understood that terms substantially comparable to the terms of confidentiality agreements previously agreed to by the Borrower or its Affiliates with respect to inspections of the Receivables shall be reasonably acceptable) and (2) the Administrative Agent and the Group Agents shall conduct, and shall cause their respective agents, representatives, accountants and auditors to conduct, such Inspection in a commercially reasonable manner so as to minimize any burden (financial or otherwise) on the Borrower and its Affiliates and any disruption to the business and operations of the Borrower and its Affiliates (it being understood and agreed that an Inspection conducted in a substantially similar manner and scope as that conducted by the Administrative Agent prior to the Closing Date shall be deemed commercially reasonable).

(h) Payments on Receivables; Lock-Box Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, instruct all Pool Obligors to deliver all payments on the Pool Receivables (other than Digital Insight Receivables at any time prior to the Digital Insight Receivables Eligibility Date,) to a Lock-Box Account or a Lock-Box. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and necessary to segregate such Collections from other property of the Servicer and the Originators. If any Collections are received by the Borrower, the Servicer or an Originator other than in a Lock-Box Account, it shall hold such payments in trust for the benefit of the Administrative Agent (for the benefit of the Secured Parties) and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. If any funds other than Collections (or other proceeds of the Collateral) are deposited into any Lock-Box Account, the Borrower (or the Servicer on its behalf) will, within two (2) Business Days, identify and transfer such funds to the appropriate Person entitled to such funds. The Borrower shall only add a Lock-Box Account (or a related Lock-Box) or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Lock-Box Bank (or pursuant to other arrangements consented to in writing by the Administrative Agent and each Group Agent). The Borrower shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.

(i) Sales, Liens, etc. Except as otherwise provided herein, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or other Collateral.

(j) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, (i) the Borrower will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract that would affect any Pool Receivable and (ii) with respect to each Pool Receivable, the Borrower shall comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Credit and Collection

Policy and, to the extent material to such Pool Receivable and to the extent not reflected from time to time in the Dilution Amount, the terms of the related Contract.

(k) Change in Credit and Collection Policy. Except to the extent required by Applicable Law (in which case the Borrower shall give prompt written notice thereof to the Administrative Agent and each Group Agent), the Borrower will not make any change to the Credit and Collection Policy that would reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and the Majority Group Agents. Promptly following any material change in the Credit and Collection Policy, the Borrower will deliver a copy of the updated Credit and Collection Policy identifying such material change to the Administrative Agent and each Group Agent.

(l) Fundamental Changes. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than an Originator. The Borrower shall provide the Administrative Agent with at least 30 days’ (or such shorter period agreed to by the Administrative Agent in writing) prior written notice before making any change in the Borrower’s name or location or making any other change in the Borrower’s identity or corporate structure that would reasonably be expected to impair or otherwise render any UCC financing statement filed pursuant to this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrative Agent and the Group Agents pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.

(m) Books and Records. The Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary for the servicing of each Pool Receivable (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n) Identifying of Records. The Borrower shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator so to identify its master data processing records with such a legend; provided, that the Borrower shall not be obligated to include any notation or legend on, or otherwise mark, any Contracts.

(o) Change in Payment Instructions to Pool Obligors. The Borrower shall not (and shall not permit the Servicer or any Originator to) make any change in its (or their) instructions to the Pool Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box) or with respect to Digital Insight Receivables prior to the

Digital Insight Receivables Eligibility Date, unless the Administrative Agent shall have consented to such change in writing.

(p) Security Interest, Etc. The Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (for the benefit of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In furtherance of the foregoing, the Borrower hereby authorizes the Administrative Agent (for the benefit of the Secured Parties) to file such continuations of the financing statements described in Section 4.05 as it deems necessary and appropriate to maintain such perfected security interest. The Borrower shall cause the Servicer, from time to time and within the time limits established by law, to prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC. Notwithstanding anything else in the Transaction Documents to the contrary, the Borrower shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q) Further Assurances. The Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that the Administrative Agent may reasonably request for the purpose of exercising and enforcing the rights and remedies of the Secured Parties under this Agreement, the RFA Notes or any other Transaction Document.

(r) Certain Amendments. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Borrower will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party in any material respect. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Borrower will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate the Borrower’s Limited Liability Company Agreement. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Borrower shall not permit the existence of any other “limited liability company agreement,” as defined in the Delaware Limited Liability Company Act, of the Borrower, other than the Borrower’s Limited Liability Company Agreement.

(s) Restricted Payments. (i) Except as set forth below, the Borrower will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt other than in accordance with or pursuant to any Transaction Document, (D) lend or advance any funds or (E)

Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the Servicer’s business); provided, however, that following the occurrence and during the continuance of a Termination Event, the Borrower shall cause the Servicer to as promptly as practicable following receipt of written request therefor from the Administrative Agent, (a) provide the Administrative Agent with such access to the Electronic Invoice System, and, to the extent reasonably practicable, such other electronic document management systems, as is necessary to permit the Administrative Agent to identify, monitor and track the chattel paper stored therein, (b) implement such restrictions on the access of the officers, directors, agents and employees of the Servicer to the Electronic Invoice System as are reasonably necessary to ensure that possession or control of the chattel paper stored therein is not transferred to any third party, and/or (c) use its commercially reasonable efforts to deliver or cause to be delivered all tangible chattel paper to the Administrative Agent; provided, that the foregoing shall be conducted in a manner reasonably calculated to comply with any applicable confidentiality or restrictions on disclosure to which the Servicer or any Originator is subject (including with respect to Obligor information); and provided, further, that compliance with any such request by the Servicer will not materially impede or adversely affect Collections on, or the collectibility of, the Pool Receivables.

(z) Beneficial Ownership Rule. Promptly after the Borrower ceases to be a Majority-Owned Subsidiary of a Listed Entity, the Borrower shall execute and deliver to the Administrative Agent and the Lenders a certification of the Borrower as to its beneficial owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent and the Lenders.

SECTION 7.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a) Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Group Agent:

(i) Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of the Servicer and in no event later than 90 days after the close of the Servicer’s fiscal year, in form and substance substantially similar to Exhibit F signed by its chief accounting officer or treasurer solely in their capacities as officers of the Servicer stating that no Termination Event or Unmatured Termination Event has occurred and is continuing, or if any Termination Event or Unmatured Termination Event has occurred and is continuing, stating the nature and status thereof and (b) within 30 days after the close of each fiscal quarter of the Servicer, a compliance certificate in form and substance substantially similar to Exhibit F signed by its chief accounting officer or treasurer solely in their capacities as officers of the Servicer stating that no Termination Event or Unmatured Termination Event has occurred and is continuing, or if any Termination Event or Unmatured Termination Event has occurred and is continuing, stating the nature and status thereof.

(vi) Change in Accounting Policy. Any material change in any accounting policy of the Servicer that would reasonably be expected to affect the transactions contemplated by this Agreement or any other Transaction Document.

(vii) Purchase and Sale Termination Date. The occurrence of the Purchase and Sale Termination Date with respect to all remaining Originators under, and as defined in, the Purchase and Sale Agreement.

(viii) Material Adverse Effect. Promptly after the occurrence thereof, notice of any Material Adverse Effect with respect to the Servicer.

(c) Conduct of Business. The Servicer will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect. Except as otherwise permitted under the Transaction Documents, the Servicer will not make any material changes to its servicing practices or the conduct of its business, except to the extent any such change would not reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Applicable Laws. The Servicer will comply in all material respects with all Applicable Laws to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(e) Cooperation with Inspections. The Servicer will cooperate in connection with any Inspection duly conducted hereunder pursuant to Section 7.01(g), including to permit the Administrative Agent and each Group Agent or their respective agents or representatives and/or certified public accountants or other auditors, during regular business hours and with reasonable prior written notice, to (i) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (ii) visit the offices and properties of the Servicer for the purpose of examining such books and records and (ii) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer, to the extent reasonably available, having knowledge of such matters; and (iv) conduct a review of its books and records with respect to such Pool Receivables and other Collateral.

(f) Payments on Receivables; Lock-Box Accounts. The Servicer will (or will cause each Originator to) instruct all Pool Obligors to deliver all payments on the Pool Receivables (other than Digital Insight Receivables prior to the Digital Insight Receivables Eligibility Date) to a Lock-Box Account or a Lock-Box. The Servicer will, and will cause each Originator to, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and necessary to segregate such Collections received from other property of the Servicer and the Originators. If any Collections are received by the Servicer other than in a Lock-Box Account, it shall hold such payments in trust for the benefit of the Administrative Agent (for the benefit of the Secured Parties) and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. If any other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box) or with respect to Digital Insight Receivables prior to the Digital Insight Receivables Eligibility Date, unless the Administrative Agent shall have consented to such change in writing.

(l) Security Interest, Etc. The Servicer shall, at its expense, take all action necessary to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (for the benefit of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(m) Further Assurances. The Servicer hereby agrees from time to time, at its own expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that the Administrative Agent may reasonably request for the purpose of exercising and enforcing the rights and remedies of the Secured Parties under this Agreement, the RFA Notes or any other Transaction Document.

(n) Certain Amendments. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Servicer will not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party in any material respect. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Servicer will not amend, modify, waive, revoke or terminate the Borrower’s Limited Liability Agreement. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Servicer shall not permit the existence of any other “limited liability company agreement,” as defined in the Delaware Limited Liability Company Act, of the Borrower, other than the Borrower’s Limited Liability Company Agreement.

(o) Transaction Information. The Servicer shall not deliver any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to such delivery, nor permit any of its Affiliate to do so on its behalf. The Servicer shall not provide any Transaction Information in any oral communications with any Rating Agency without the participation of the applicable Group Agent, nor permit any of its Affiliates to do so on its behalf.

(p) Chattel Paper. The Servicer shall hold all chattel paper in its possession or control that evidence Pool Receivables as bailee for the Secured Parties and the Borrower, and

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NCR RECEIVABLES LLC

By:
Name:
Title:

NCR CORPORATION, as the Servicer

By:
Name:
Title:

                                                                                      S-1                                                      Receivables Financing Agreement

~~THE~~MUFG BANK ~~OF TOKYO-MITSUBISHI UFJ~~, LTD.~~, NEW YORK BRANCH~~,
as a Committed Lender for the ~~BTMU~~MUFG Group

By:
Name:
Title:

~~THE~~MUFG BANK ~~OF TOKYO-MITSUBISHI UFJ~~, LTD., ~~NEW YORK BRANCH,~~ as a Group Agent for the ~~BTMU~~MUFG Group

By:
Name:
Title:

VICTORY RECEIVABLES CORPORATION, as a Conduit Lender of the ~~BTMU~~MUFG Group

By:
Name:
Title:

                                                                                      S-4                                                      Receivables Financing Agreement

EXHIBIT A

Form of Loan Request

[Letterhead of Borrower]

[Date]

[Administrative Agent]

[Group Agents]

Re:     Loan Request

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of November 21, 2014 among NCR Receivables LLC (the “Borrower”), NCR Corporation, as Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Loan Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Loan Request pursuant to Section 2.02(a) of the Agreement. The Borrower hereby request a Loan in the amount of [$            ] to be made on [            , 20        ] (of which $[            ] will be funded by the PNC Group, and $[            ] will be funded by the ~~BTMU~~MUFG Group). The proceeds of such Loan should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Loan, the Aggregate Capital will be [$            ].

The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such Credit Extension, as follows:

(i) the representations and warranties of the Borrower and the Servicer contained in Sections 6.01 and 6.02 of the Agreement are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, and no Termination Event or Unmatured Termination Event would result from such Credit Extension;

(iii) no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension; and

(iv) the Termination Date has not occurred.

Exhibit A-1

EXHIBIT B

[Form of Assignment and Acceptance Agreement]

Dated as of             , 20

Section 1.
Commitment assigned:	$	[_____	]
Assignor’s remaining Commitment:	$	[_____	]
Capital allocable to Commitment assigned:	$	[_____	]
Assignor’s remaining Capital:	$	[_____	]
Interest (if any) allocable to Capital assigned:	$	[_____	]
Interest (if any) allocable to Assignor’s remaining Capital:	$	[_____	]
Section 2.
Effective Date of this Assignment and Acceptance Agreement: [ ]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 13.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Committed Lender under that certain Receivables Financing Agreement, dated as of November 21, 2014 among NCR Receivables LLC, NCR Corporation, as Servicer, the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

By executing this Assignment and Acceptance Agreement, the assignee hereby covenants and agrees with each other party to the Agreement that: (i) until the date that is one year plus one day after the Notes or other outstanding senior indebtedness of any Conduit Lender have been paid in full, it will not institute or cause or participate in the institution of any Insolvency Proceeding against such Conduit Lender, and (ii) until the date that is one year plus one day after the Final Payout Date, it will not institute or cause or participate in the institution of any Insolvency Proceeding against the Borrower. This covenant shall survive any termination of the Agreement.

(Signature Pages Follow)

Exhibit B-1

EXHIBIT C

[Form of Assumption Agreement]

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [            ,             ], is among NCR Receivables LLC (the “Borrower”), [            ], as conduit lender (the “[            ] Conduit Lender”), [            ], as the Related Committed Lender (the “[            ] Committed Lender” and together with the Conduit Lender, the “[            ] Lenders”), and [            ], as group agent for the [            ] Lenders (the “[            ] Group Agent” and together with the [            ] Lenders, the “[            ] Group”).

BACKGROUND

The Borrower and various others are parties to a certain Receivables Financing Agreement, dated as of November 21, 2014 (as amended through the date hereof and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Financing Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This letter constitutes an Assumption Agreement pursuant to Section 13.03(i) of the Receivables Financing Agreement. The Borrower desires [the [            ] Lenders] [the [            ] Committed Lender] to [become a Group] [increase its existing Commitment] under the Receivables Financing Agreement, and upon the terms and subject to the conditions set forth in the Receivables Financing Agreement, the [[            ] Lenders] [[            ] Committed Lender] agree[s] to [become Lenders within a Group thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [            ] Committed Lender hereto].

The Borrower hereby represents and warrants to the [            ] Lenders and the [            ] Group Agent as of the date hereof, as follows:

(i) the representations and warranties of the Borrower contained in Section 6.01 of the Receivables Financing Agreement are true and correct on and as of such date as though made on and as of such date;

(ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from the assumption contemplated hereby; and

(iii) the Termination Date shall not have occurred.

SECTION 2. Upon execution and delivery of this Agreement by the Borrower and each member of the [            ] Group, satisfaction of the other conditions with respect to the addition of a Group specified in Section 13.03(i) of the Receivables Financing Agreement (including the written consent of the Administrative Agent and the Majority Group Agents) and receipt by the Administrative Agent of counterparts of this Agreement (whether by facsimile or otherwise)

Exhibit C-1

NCR RECEIVABLES LLC,
as Borrower

By:
Name Printed:
Title:

Exhibit C-4

EXHIBIT E

Form of Information Package

(Attached)

Exhibit E

EXHIBIT F

Form of Compliance Certificate

To: PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Financing Agreement, dated as of November 21, 2014 among NCR Receivables LLC (the “Borrower”), NCR Corporation, as Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                 of the Servicer.

2. I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Borrower during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or an Unmatured Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate [, except as set forth in paragraph 5 below].

4. Schedule I attached hereto sets forth financial statements of the Servicer and its Subsidiaries for the period referenced on such Schedule I.

[5. Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit F-1

SCHEDULE I TO COMPLIANCE CERTIFICATE

A. Schedule of Compliance as of             , 20            with Section(s)             of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:             .

B. The following financial statements of the Servicer and its Subsidiaries for the period ending on             , 20        , are attached hereto:

EXHIBIT G

CLOSING MEMORANDUM

RECEIVABLES FINANCING AGREEMENT

among

NCR RECEIVABLES LLC,

as Borrower,

NCR CORPORATION,

as Servicer

THE VARIOUS CONDUIT LENDERS AND COMMITTED LENDERS,

as Lenders

THE VARIOUS GROUP AGENTS,

as Group Agents

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

Closing: November 21, 2014

Exhibit G-1

Abbreviations:

Administrative Agent	PNC
Borrower	NCR Receivables LLC, a Delaware limited liability company
BTMU	Bank of Tokyo~~-~~ Mitsubishi UFJ, Ltd., New York Branch
Committed Lenders	PNC and BTMU
Conduit Lender	Victory Receivables Corporation
Group Agents	PNC and BTMU
Independent Manager	Michelle Dreyer
Lenders	Committed Lenders and the Conduit Lender
Lock-box Bank	Bank of America, National Association
MB	Mayer Brown LLP, special counsel to Administrative Agent
NCR Parties	Each of the Servicer, the Originators and the Borrower
Originators	NCR Corporation and other parties that may become originators from time to time.
PNC	PNC Bank, National Association
Servicer	NCR Corporation, a Maryland corporation
Skadden	Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the NCR Parties
Structuring Agent	PNC Capital Markets LLC

Document

1.	Receivables Financing Agreement

Exhibit A         Form of Loan Request (incorporated)

Exhibit B         Form of Assignment and Acceptance Agreement (incorporated)

Exhibit C         Form of Assumption Agreement (incorporated)

Exhibit D        Credit and Collection Policy (add to final)

Exhibit E         Form of Information Package

Exhibit F         Form of Compliance Certificate (incorporated)

Exhibit G         Closing Memo

Exhibit H         Form of RFA Note (incorporated)

Schedule I       Commitments (incorporated)

Schedule II      Lock-Boxes, Lock-Box Accounts and Lock-Box Banks (incorporated)

Schedule III     Notice Addresses (incorporated)

Schedule IV     Locations of Chattel Paper (incorporated)

2.	Purchase and Sale Agreement (“PSA”)

Schedule I	List and Location of Each Originator (incorporated)
Schedule II	Location of Books and Records of Originators (incorporated)
Schedule III	Trade Names (incorporated)
Schedule IV	Notice Addresses (incorporated)
Exhibit A	Form of Purchase Report (incorporated)
Exhibit B	Form of Subordinated Note (incorporated)
Exhibit C	Form of Joinder Agreement (incorporated)

3.	Fee Letter

Exhibit G-2

EXHIBIT H

Form of RFA Note

PROMISSORY NOTE

[            ], 20[    ]

FOR VALUE RECEIVED, the undersigned, NCR RECEIVABLES LLC, a Delaware limited liability company (the “Borrower”), promises to pay to [            ] (the “Lender”) in accordance with that certain Receivables Financing Agreement, dated as of November 21, 2014 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Agreement”), among the Borrower, NCR Corporation, as Servicer, PNC Bank, National Association, as administrative agent, and the lenders and group agents from time to time party thereto, the aggregate unpaid Capital of all Loans made or held by the Lender pursuant to the Agreement. Unless otherwise defined, capitalized terms, used herein have the meanings provided in the Agreement.

The Borrower also promises to pay interest on the unpaid Capital from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Lender or its Group Agent on its behalf pursuant to the Agreement.

This Note is one of the RFA Notes referred to in, and evidences indebtedness incurred under, the Agreement, and the holder hereof is entitled to the benefits of the Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

Exhibit H-1

SCHEDULE I

Commitments

PNC Group

Party	Capacity	Maximum Commitment
PNC	Committed Lender	$125,000,000
PNC	Group Agent	N/A

~~BTMU~~MUFG Group

Party	Capacity	Maximum Commitment
~~BTMU~~MUFG	Committed Lender	$75,000,000
Victory	Conduit Lender	N/A
~~BTMU~~MUFG	Group Agent	N/A

Schedule I-1

SCHEDULE II

Accounts maintained at Bank of America, N.A., with the following account numbers:

- 8188215778

- 3282507021

- 1058908

- 3271595060

- 3284734334

Schedule II-1

SCHEDULE III

Notice Addresses

(A)	in the case of the Borrower, at the following address:

NCR Receivables LLC:

~~3095 Satellite Blvd.~~

864 Spring St. NW

~~Duluth, GA 30096~~Atlanta, GA 30308-1007

Attn: President

Telephone: 937-445-5000

Email:             john.boudreau@ncr.com

law.notices@ncr.com

(B)	in the case of the Servicer, at the following address:

NCR Corporation:

~~3097 Satellite Blvd.~~

864 Spring St. NW

~~Duluth, GA 30096~~Atlanta, GA 30308-1007

Attn: Treasurer

Telephone: 937-445-5000

Email:         john.boudreau@ncr.com

law.notices@ncr.com

(C)	in the case of PNC or the Administrative Agent, at the following address:

PNC Bank, National Association

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, PA 15222-2707

Attention: Robyn Reeher

Telephone: (412) 768-3090

Facsimile: (412) 762-9184

E-mail: robyn.reeher@pnc.com

(D)	in the case of ~~BTMU~~MUFG or Victory, at the following address:

~~The~~MUFG Bank ~~of Tokyo-Mitsubishi UFJ~~, Ltd.~~, New York Branch~~

~~1251~~1221 Avenue of the Americas, 12th Floor

New York, NY 10020

Schedule III-1

SCHEDULE IV

Locations for Chattel Paper and Records

Physical Locations

~~3097 Satellite Boulevard~~

~~Duluth, GA 30096~~

~~3095 Satellite Boulevard~~

~~Duluth~~

864 Spring St. NW

Atlanta, GA ~~30096~~30308-1007

Additional (hard copy and backup tape) backup services provided by:

Recall Corporation

One Recall Center

180 Technology Parkway

Norcross, GA 30092

Electronic Storage

Business Operations Center (BOC)

Electronic Order Jacket (EOJ)

Web Ordering Tool (WOT)

Invoice Engine

Maintained from offices at:

~~3095 Satellite Boulevard~~

864 Spring St. NW

~~Duluth, GA 30096~~Atlanta, GA 30308-1007

Legal Electronic Contract Management System (ECMS)

Maintained from offices at:

~~3097 Satellite Boulevard~~

864 Spring St. NW

~~Duluth, GA 30096~~Atlanta, GA 30308-1007

Additional electronic storage provided by:

Datamatics Global Services Limited

Schedule IV-1